Exhibit 23.1

The consolidated financial statements give effect to a 1-for-10 reverse stock split of the common stock of Vaccinex, Inc. that will be effected prior to the effective date of the registration statement of which this prospectus is a part. The following consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the 1-for-10 reverse stock split of the common stock of Vaccinex, Inc. described in Note 16 to the consolidated financial statements and assuming that from April 13, 2018 to the date of such completion no other material events have occurred that would affect the consolidated financial statements or require disclosure therein.

/s/ Deloitte & Touche LLP

Rochester, New York

July 23, 2018

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-226103 of our report dated April 13, 2018 (                     as to the effects of the reverse stock split described in Note 16) relating to the consolidated financial statements of Vaccinex, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a going concern uncertainty) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

Rochester, New York

                    , 2018